June 27, 2008

Mr. Philip J. Dunn
Kinzer Technology, LLC
9950 Mayland Drive
Richmond, Virginia 23233

Re:          Kinzer Technology, LLC ("Kinzer") w. Theater Xtreme Entertainment Group,
Inc. ("Theater Xtreme") - March 6, 2007 $2,700,000 Debenture ("Debenture"),
Common Stock Purchase Warrant ("Warrant"), and Securities PurchaseAgreement ("Securities Purchase Agreement")

Dear Mr. Dunn:

To follow-up from our conversation of May 12, 2008, Theater Xtreme proposes that Kinzer agree to:

(i)            Change the "Maturity Date" under the Debenture and the Securities Purchase Agreement to September 30, 2011 and waive the requirement outlined in Section 1.(a) (ii) of the Debenture, which states that all principal and accrued interest under the Debenture shall be due once Theater Xtreme has received net proceeds, in the aggregate since the issue date of the Debenture from debt and/or equity financings of at least Six Million Dollars ($6,000,000).

(ii)           In the event that Theater Xtreme shall have received gross proceeds of at least ten Million Dollars ($10,000,000) from debt and/or equity financings, whether in one or more transactions, on or before September 30, 2008, then Theater Xtreme shall have the option in its sole discretion to make the payments provided for in paragraph 1(b) of the Debenture, in cash, in the form of Theater Xtreme common stock (which stock will be valued at the average closing trading price during last 20 trading days), or a combination of both cash and stock. To the extent any common stock is issued pursuant to this section (ii), such common stock shall be deemed to be "Registrable Securities" as defined in the Securities Purchase Agreement. All proceeds raised on or before September 30, 2008 must be pursuant to completed transactions, and not commitments or other agreements containing contingencies to closing.

(iii)           In the event Theater Xtreme shall have received gross proceeds of at least Five Million Dollars ($5,000,000) from debt and/or equity financings, whether in one or more transactions, on or before September 30, 2008, then on October

1, 2008, fifteen percent (15%) of any of the gross proceeds received by Theater Xtreme on or before September 30, 2008 from any debt and/or equity financings shall be deposited into a separate escrow account for the benefit of Kinzer (the "Escrow Account"). The Escrow Account shall be (x) segregated from Theater Xtreme's available funds in a separate interest-bearing bank account; (y) subject to an escrow agreement in form and substance reasonably satisfactory to Kinzer and including appropriate directions to the escrow agent as to release of the escrowed funds; and (z) managed by an independent escrow agent acceptable to Kinzer. The costs of establishing and maintaining the Escrow Account shall be borne by Theater Xtreme. After October 1, 2008, Theater Xtreme will deposit into the Escrow Account fifteen percent (15%) of any gross proceeds received by Theater Xtreme from any debt and/or equity financings. All amounts in the Escrow Account (including interest) will be distributed as follows: (1) if Theater Xtreme receives additional gross proceeds of at least Five Million Dollars ($5,000,000) from debt and/or equity financings, whether in one or more transactions, prior to April 30, 2009, then upon the happening of that event all amounts held in the Escrow Account shall be released to Theater Extreme to be used by Theater Extreme in its sole discretion; OR (2) in the event the Company fails to receive additional gross proceeds of at least Five Million Dollars ($5,000,000) from debt and/or equity financings, whether in one or more transactions, by April 30, 2009, then on April 30, 2009 all amounts held in the Escrow Account shall be paid towards the principal of the Debenture. All milestones for receipt of proceeds under this subsection (iii) must be pursuant to completed transactions, and not commitments or other agreements containing contingencies to closing.

(iv)           In the event Theater Xtreme fails to obtain at least Five Million Dollars ($5,000,000) in gross proceeds from debt and/or equity financings, whether in one or more transactions, on or before September 30, 2008, then on October 1, 2008 Theater Xtreme shall pay at least fifteen percent (15%) of any of the gross proceeds received during the period from June 15, 2008 to September 30, 2008 towards the principal of the Debenture. Additionally, fifteen percent (15%) of any gross proceeds received by Theater Xtreme after September 30, 2008 from any debt and/or equity financings shall be paid towards the principal of the Debenture.

(v)           Permit Theater Xtreme to defer the $275,000 interest payment due on July 1, 2008 (as previously agreed upon), which represents all regular and deferred interest payments, to September 30, 2008, without penalty. Further, so long as from May 1, 2008 to September 30, 2008 Theater Xtreme shall have received gross proceeds, in the aggregate, in one or more transactions during such period, from debt and/or equity financings of at least Five Million Dollars ($5,000,000), on September 30, 2008, Theater Xtreme, in its sole discretion, shall have the option to make the September 30, 2008 interest payment (or any other optional interest payment), in cash, in the form of

Theater Xtreme common stock (which stock will be valued at the average closing trading price during last 20 trading days), or a combination of both cash and stock. To the extent any common stock is issued pursuant to this section (iv), such common stock shall be deemed to be "Registrable Securities" as defined in the Securities Purchase Agreement.

(vi)           In the event that Theater Xtreme raises at least at least Ten Million Dollars ($10,000,000) from debt and/or equity financings, as described in section (ii) of this letter, Theater Xtreme will amend the "Exercise Price'" under the Warrant and the Securities Purchase Agreement to: (a) $0.50, its Theater Xtreme raises equity at a price per share equal to $0.50 or below pursuant to its then most recent financing; or (b) $0.75, if Theater Xtreme raises equity at a price per share equal to $0.51 to $0.75 pursuant to its then most recent financing.

If Kinzer agrees to the above, please countersign below to acknowledge our mutual agreement and return to me.

Sincerely,

/s/ Robert Oberosler
Robert Oberosler,
Chief Executive Officer

Acknowledged and Agreed:

By: /s/ Philip J. Dunn                                                                June 27, 2008
Philip J. Dunn,
Vice President and Treasurer
Kinzer Technology, LLC